Exhibit 99.1

N E W S R E L E A S E
Corporate Headquarters 4350 Congress Street Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793
	ramesh.shettigar@glatfelter.com	eileen.beck@glatfelter.com

GLATFELTER REPORTS FOURTH QUARTER AND YEAR END 2023 RESULTS
~ Q4 performance in-line with expectations despite reduced production to manage inventory levels ~
~ Announced plans for Merger with Berry Global's HHNF business anticipated in second half of 2024 ~

2023 Fourth Quarter and Year-end Highlights:
•Generated net sales of $320 million in Q4 and $1.4 billion in 2023; loss from continuing operations of $8.6 million in Q4 and $78.1 million in 2023
•Achieved Q4 Adjusted EBITDA of $25 million and full-year EBITDA of $93 million, in-line with Q3 performance and consistent with full year guidance
•Delivered robust Spunlace performance with $5.7 million Adjusted EBITDA in Q4 and $11.2 million for full year
•Managed effectively the impact of tornado damage at the Spunlace Tennessee converting operation with minimal disruption to customers; $5 million insurance expense excluded from adjusted earnings
•Generated EBITDA margins of approximately 8% in Q4 amidst ongoing market softness
•Outlook for 2024 EBITDA of $110 million to $120 million reflecting limited market visibility and ongoing macro-economic volatility, particularly in Europe

CHARLOTTE, North Carolina – February 22, 2024: Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today reported financial results for the fourth quarter, highlighting the first full year of operational and financial performance with benefits from the Company's Turnaround Strategy in the face of challenging market conditions.

“Our Q4 performance demonstrates that we are effectively addressing the continued challenges across our business," said Thomas Fahnemann, President and CEO of Glatfelter. “Our Spunlace segment had a particularly strong quarter, delivering improvements in volume and profitability compared to the prior quarter. The team has done an exceptional job strengthening the Spunlace business, generating approximately $9 million improvement in Adjusted EBITDA in twelve months. Also, the underlying fundamentals of our Composite Fibers business are substantially improving compared to the prior year and we are now successfully sustaining the gains we made in Q3 with EBITDA margins approaching 10% in the second half of the year."

“Market and competitive challenges persisted and were most pronounced in our Airlaid business. This segment’s performance in Q4 was negatively impacted by a planned extensive maintenance shutdown and continued pressure seen in feminine hygiene and European tabletop categories. We expect the volume pressure to persist in the first half of 2024 as we strive to achieve pricing levels that adequately cover inflation while balancing volume expectations. To counteract the anticipated volume softness, we are directing our innovation turnaround initiatives to broadening our product portfolio, improving mix and closely monitoring cost structure. We expect these actions to enhance our asset utilization in the second half of 2024."

Glatfelter Reports Fourth Quarter 2023 Results	page 2
“Overall, Glatfelter is in a stronger position today compared to a year ago due to the efforts of our entire global team who remain committed to delivering improved performance and additional turnaround benefits. Our performance in 2023 was highlighted by several meaningful accomplishments where we eliminated costs from the business, refinanced the Company’s debt, restructured the leadership team and optimized our portfolio. We also made significant progress closing the price-cost gap and implementing operational improvements that are enabling us to deliver margin improvements. While these actions are improving our financial performance, we expect the full realization of benefits from our Turnaround Strategy when the market substantially recovers. We remain encouraged by the work that lies ahead, knowing the strategy is working and therefore, we are cautiously optimistic about our full year guidance despite the challenging business environment."

On February 7, 2024, Berry Global and Glatfelter announced that they entered into definitive agreements for Berry to spin-off and merge the majority of its Health, Hygiene and Specialties Global Nonwovens and Films business (HHNF) with Glatfelter, to create a leading, publicly-traded company in the specialty materials industry. The boards of directors of Berry Global and Glatfelter unanimously approved the transaction. "The uniting of our organizations creates a premier nonwovens supplier and a global leader in specialty materials, with the talent, technologies, scale, and footprint to deliver commercial and operational excellence, and a wide range of solutions for our customers. Our combined company is scaled to accelerate innovation and leverage our intellectual property over a large, worldwide commercial platform and is well positioned to deliver substantial shareholder value," said Thomas Fahnemann, President and CEO of Glatfelter.

	Three months ended December 31,
Dollars in thousands	2023	2022

Net sales	$320,382	$373,903
Net loss from continuing operations	(8,610)	(34,113)
Adjusted loss from continuing operations (1)	(1,995)	(6,974)
EPS from continuing operations	(0.19)	(0.76)
Adjusted EPS (1)	(0.04)	(0.16)
Adjusted EBITDA (1)	25,093	22,294

(1) Adjusted EBITDA, adjusted loss from continuing operations and adjusted EPS are non-GAAP financial measures. See “Reconciliation of GAAP Financial information to Non-GAAP Financial information” later in this earnings release for further information.

Storm Damage to Spunlace Facility in Tennessee

On December 9, 2023, Glatfelter was impacted by a series of tornados in Tennessee. The storm damaged a portion of one of the Company’s leased Spunlace converting and warehousing facilities. Under the terms of the lease arrangement, the Company is responsible for building repairs and is working with its insurers to facilitate the needed repairs at the site. As only a portion of the facility was damaged, production was able to resume in early 2024 in the undamaged areas within the facility. The costs of the repairs are expected to be fully covered by the Company's insurance. The insurance policy includes a $5 million deductible, which has been expensed in the fourth quarter and has been reflected as an adjustment to the Company's fourth quarter adjusted earnings.

Glatfelter Reports Fourth Quarter 2023 Results	page 3
Fourth Quarter Results
The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended December 31,
	2023		2022
In thousands, except per share	Amount	EPS	Amount	EPS

Net loss	$(8,666)	$(0.19)	$(34,333)	$(0.76)
Exclude: Loss from discontinued operations, net of tax	56	—	220	—
Loss from continuing operations	(8,610)	(0.19)	(34,113)	(0.76)
Adjustments (pre-tax):
Goodwill and other asset impairment charges (1)	—		30,666
Turnaround strategy costs (2)	1,724		8,038
Russia/Ukraine conflict charges (3)	(1,441)		(741)
Strategic initiatives (4)	1,091		938
Tornado insurance deductible costs (5)	5,000		—
CEO transition costs (6)	—		239
Corporate headquarters relocation	—		8
COVID-19 ERC recovery (7)	—		(7,344)
Total adjustments (pre-tax)	6,374		31,804
Income taxes (8)	35		(4,792)
Other tax adjustments (9)	206		127
Total after-tax adjustments	6,615	0.16	27,139	0.60
Adjusted loss from continuing operations	$(1,995)	$(0.04)	$(6,974)	$(0.16)

(1)Reflects goodwill impairment charge of $20.3 million and other asset impairment charges of $10.4 million.
(2)For 2023, reflects employee separation costs of $1.8 million less related forfeitures of share-based compensation of $0.1 million. For 2022, reflects professional services fees (primarily consulting) of $4.7 million and employee separation costs of $3.3 million.
(3)For 2023, primarily reflects reductions in reserves related to accounts receivable of $1.3 million and inventory of $0.1 million. For 2022, reflects reductions in inventory reserves for items disposed of during the period.
(4)For 2023, reflects primarily professional services fees related to acquisitions or dispositions (including transaction advisory, legal and other consultant costs) of $0.5 million and a loss on the sale of our Costa Rica operations of $0.6 million. For 2022, reflects primarily professional services fees related to acquisitions or dispositions (including transaction advisory, legal and other consultant costs).
(5)Reflects the deductible on an insured loss to a leased Spunlace facility in Tennessee resulting from tornadoes in December 2023.
(6)Primarily reflects costs related to consulting services provided by the former CEO.
(7)Reflects the benefit recognized from employee retention credits claimed under the CARES Act of 2020 and the subsequent related amendments, partially offset by professional services fees directly related to claiming this benefit.
(8)Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated. For items originating in the U.S., no tax effect is recognized due to the previously established valuation allowance on the net deferred tax assets.
(9)Tax effect of applying certain provisions of the CARES Act of 2020.
A description of each of the adjustments presented above is included later in this release.

Airlaid Materials

	Three months ended December 31,
Dollars in thousands	2023	2022	Change

Tons shipped (metric)	37,293	39,186	(1,893)	(4.8)%
Net sales	$127,514	$153,991	$(26,477)	(17.2)%
Operating income	8,371	14,091	(5,720)	(40.6)%
EBITDA	15,959	21,633	(5,674)	(26.2)%
EBITDA %	12.5%	14.0%

Glatfelter Reports Fourth Quarter 2023 Results	page 4
Airlaid Materials’ fourth quarter net sales decreased $26.5 million in the year-over-year comparison mainly driven by lower selling prices from cost pass-through arrangements and lower energy surcharges in Europe as both raw materials and energy input costs declined compared to last year. Shipments were 4.8% lower driven by declines in the tabletop categories mainly due to European market weakness and competition from lower cost alternate substrates as customers managed input costs. Currency translation was favorable by $3.2 million.

Airlaid Materials’ fourth quarter EBITDA of $16.0 million was $5.7 million lower when compared to the fourth quarter of 2022. Selling price decreases for pass-through contracts, lower energy surcharges, and select spot price reductions were a combined $17.2 million, and were mostly offset by lower raw material and energy costs of $15.5 million. In addition this quarter, our Gatineau site took an extended annual maintenance shutdown, typically taken every five years, which unfavorably impacted results by approximately $1.3 million. Lower shipments primarily in the tabletop category lowered results by $1.0 million. Operations were unfavorable by $2.0 million due to the extended Gatineau downtime and the rest from higher wage inflation and operational spending. Currency and related hedging negatively impacted earnings by $0.9 million.

Composite Fibers

	Three months ended December 31,
Dollars in thousands	2023	2022	Change

Tons shipped (metric)	22,770	25,677	(2,907)	(11.3)%
Net sales	$115,486	$136,427	$(20,941)	(15.3)%
Operating income	7,054	4,843	2,211	45.7%
EBITDA	10,959	9,198	1,761	19.1%
EBITDA %	9.5%	6.7%

Composite Fibers’ net sales were $20.9 million lower in the fourth quarter of 2023, compared to the year-ago quarter due to lower selling prices of $8.2 million, and overall shipments were down 11.3%, or when adjusting for the sale of Ober-Schmitten in the third quarter 2023, were down 6.7%. Currency translation was favorable by $3.4 million.

Composite Fibers had EBITDA for the fourth quarter of $11.0 million compared with $9.2 million EBITDA in the fourth quarter of 2022. Price-cost gap continued to trend positive this quarter as the decrease in input prices paid for raw materials, energy, freight, and packaging were more favorable than selling price declines, resulting in earnings improvement of $1.3 million. Shipments were lower primarily in the wallcover category and negatively impacted income by $0.5 million. Operations were favorable by $1.3 million, mainly driven by higher inclined wire production to meet customer demand. The sale of the Ober-Schmitten site in the third quarter positively impacted year-over-year results by $1.2 million. The impact of currency and related hedging negatively impacted earnings by $1.5 million.

Spunlace

	Three months ended December 31,
Dollars in thousands	2023	2022	Change

Tons shipped (metric)	15,571	14,957	614	4.1%
Net sales	$77,982	$83,485	$(5,503)	(6.6)%
Operating income (loss)	2,322	(1,238)	3,560	287.6%
EBITDA	5,710	1,799	3,911	217.4%
EBITDA %	7.3%	2.2%

Spunlace's net sales were $5.5 million lower in the fourth quarter of 2023 compared to the year-ago quarter, mainly driven by lower selling prices of $7.1 million due to cost pass-through arrangements, which were partially offset by higher year over year shipments of 4.1% and favorable currency translation of $0.6 million.

Spunlace EBITDA was higher by $3.9 million compared to the same period last year. Lower selling prices and energy surcharges were unfavorable by $7.1 million but were more than fully offset by lower raw material and energy costs of $9.0 million, reversing the earnings impact from the negative price-cost gap experienced throughout 2022. Volume impact was flat as higher shipments in the hygiene and wipes category were offset by an unfavorable mix as a result of lower

Glatfelter Reports Fourth Quarter 2023 Results	page 5
Sontara shipments. Operations were favorable by $1.9 million from higher production, improved operations and lower overall spending from headcount actions taken in 2022. Currency positively impacted earnings by $0.1 million.
Other Financial Information
The amount of operating expense not allocated to a reporting segment in the Segment Financial Information totaled $13.3 million in the fourth quarter of 2023 compared with $40.6 million in the same period a year ago. Excluding the items identified to present “adjusted earnings,” unallocated expenses for the fourth quarter of 2023 decreased $1.9 million compared to the fourth quarter of 2022. Excluding a customer claim and associated costs related to a supplier's raw material defect that was identified by Glatfelter of $3.1 million in Q4 2022 and $0.3 million in Q4 2023, corporate costs were $0.9 million higher compared to the prior year, mainly driven by higher incentive accruals.

In the fourth quarter of 2023, our U.S. GAAP pre-tax loss from continuing operations totaled $15.0 million and we recorded an income tax benefit of $6.4 million, which primarily related to the tax provision for foreign jurisdictions, reserves for uncertain tax positions, and valuation allowances for domestic and foreign jurisdiction losses for which no tax benefit could be recognized. The comparable amounts in the same quarter of 2022 were a pre-tax loss of $35.8 million and an income tax provision of $1.7 million.
Balance Sheet and Other Information
Cash and cash equivalents totaled $50.3 million and $110.7 million as of December 31, 2023 and December 31, 2022, respectively. Total debt was $860.3 million and $845.1 million as of December 31, 2023 and December 31, 2022, respectively. Net debt was $810.1 million as of December 31, 2023 compared with $734.4 million at the end of 2022. Leverage as calculated in accordance with the financial covenants of our bank credit agreement was in compliance at 3.4 times at December 31, 2023.

Capital expenditures during the years ended December 31, 2023 and 2022 totaled $33.8 million and $37.7 million, respectively. Cash used by operating activities for the years ended December 31, 2023 and 2022 was $25.6 million and $40.8 million, respectively. Adjusted free cash flow for the year ended December 31, 2023 was a use of $40.3 million compared with a use of $70.0 million for the same period in 2022. The negative adjusted free cash flow is primarily driven by negative working capital use, which improved during the year ended 2023 as compared to 2022. (Refer to the calculation of this measure provided in the tables at the end of this release).

Glatfelter Reports Fourth Quarter 2023 Results	page 6

Conference Call
As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its fourth quarter results. The Company will make available on its Investor Relations website this quarter’s earnings release and an accompanying financial presentation that includes additional financial information to be discussed on the conference call including the Company’s outlook pertaining to financial performance. Information related to the conference call is as follows:

What:	Q4 2023 Glatfelter Earnings Conference Call
When:	Thursday, February 22, 2024, 11:00 a.m. (ET)
Participant Dial-in Number:	(323) 794-2423
(800) 289-0438
Conference ID:	7036559
Webcast registry:	Q4 2023 Glatfelter Earnings Webcast
OR access via our website:	Glatfelter Webcasts and Presentations

Replay will be available, via the webcast link, approximately 2 hours after the conclusion of our earnings call.
Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Glatfelter Reports Fourth Quarter 2023 Results	page 7
Glatfelter Corporation and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three months ended December 31,		Year ended December 31,
In thousands, except per share	2023	2022	2023	2022

Net sales	$320,382	$373,903	$1,385,516	$1,491,326
Costs of products sold	289,509	331,547	1,255,809	1,342,524
Gross profit	30,873	42,356	129,707	148,802
Selling, general and administrative expenses	25,643	34,545	109,741	125,001
Goodwill and other asset impairment charges	—	30,666	—	190,556
Loss on sale of Ober-Schmitten and other non-strategic operation	560	—	18,365	—
Loss (gains) on dispositions of plant, equipment and timberlands, net	239	64	(1,111)	(2,804)
Operating income (loss)	4,431	(22,919)	2,712	(163,951)
Non-operating income (expense)
Interest expense	(17,498)	(9,534)	(64,739)	(33,207)
Interest income	327	261	1,486	408
Other, net	(2,280)	(3,627)	(10,551)	(7,642)
Total non-operating expense	(19,451)	(12,900)	(73,804)	(40,441)
Loss from continuing operations before income taxes	(15,020)	(35,819)	(71,092)	(204,392)
Income tax provision (benefit)	(6,410)	(1,706)	7,011	(10,275)
Loss from continuing operations	(8,610)	(34,113)	(78,103)	(194,117)

Discontinued operations:
Loss before income taxes	(56)	(220)	(950)	(91)
Income tax provision	—	—	—	—
Loss from discontinued operations	(56)	(220)	(950)	(91)
Net loss	$(8,666)	$(34,333)	$(79,053)	$(194,208)

Basic earnings per share
Loss from continuing operations	$(0.19)	$(0.76)	$(1.73)	$(4.33)
Loss from discontinued operations	—	—	(0.02)	—
Basic loss per share	$(0.19)	$(0.76)	$(1.75)	$(4.33)

Diluted earnings per share
Loss from continuing operations	$(0.19)	$(0.76)	$(1.73)	$(4.33)
Loss from discontinued operations	—	—	(0.02)	—
Diluted loss per share	$(0.19)	$(0.76)	$(1.75)	$(4.33)

Weighted average shares outstanding
Basic	45,134	44,884	45,058	44,828
Diluted	45,134	44,884	45,058	44,828

Glatfelter Reports Fourth Quarter 2023 Results	page 8
Segment Financial Information
(unaudited)

	Three months ended December 31,		Year ended December 31,
In thousands, except per share	2023	2022	2023	2022

Net Sales
Airlaid Material	$127,514	$153,991	$586,480	$601,514
Composite Fibers	115,486	136,427	483,517	523,863
Spunlace	77,982	83,485	317,916	365,949
Inter-segment sales elimination	(600)	—	(2,397)	—
Total	$320,382	$373,903	$1,385,516	$1,491,326

Operating income (loss)
Airlaid Material	$8,371	$14,091	$43,207	$54,809
Composite Fibers	7,054	4,843	21,347	16,923
Spunlace	2,322	(1,238)	(2,068)	(9,289)
Other and unallocated	(13,316)	(40,615)	(59,774)	(226,394)
Total	$4,431	$(22,919)	$2,712	$(163,951)

Depreciation and amortization
Airlaid Material	$7,588	$7,542	$30,464	$30,113
Composite Fibers	3,905	4,355	15,665	19,631
Spunlace	3,388	3,037	13,245	11,850
Other and unallocated	972	1,308	3,873	5,130
Total	$15,853	$16,242	$63,247	$66,724

Capital expenditures
Airlaid Material	$2,846	$2,235	$9,885	$9,692
Composite Fibers	3,934	3,010	12,286	15,730
Spunlace	1,566	1,462	9,047	6,689
Other and unallocated	195	949	2,552	5,629
Total	$8,541	$7,656	$33,770	$37,740

Tons shipped (metric)
Airlaid Material	37,293	39,186	156,442	164,844
Composite Fibers	22,770	25,677	94,742	103,092
Spunlace	15,571	14,957	61,618	72,725
Inter-segment sales elimination	(333)	—	(1,258)	—
Total	75,301	79,820	311,544	340,661

Glatfelter Reports Fourth Quarter 2023 Results	page 9
Selected Financial Information
(unaudited)

	Year ended December 31,
In thousands	2023	2022

Cash Flow Data
Cash from continuing operations provided (used) by:
Operating activities	$(25,616)	$(40,820)
Investing activities	(37,101)	(33,098)
Financing activities	(949)	46,919

Depreciation, depletion and amortization	63,247	66,724
Capital expenditures	(33,770)	(37,740)

	December 31, 2023	December 31, 2022
Balance Sheet Data
Cash and cash equivalents	$50,265	$110,660
Total assets	1,563,796	1,647,353
Total debt	860,318	845,109
Shareholders’ equity	256,854	318,004

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings and Adjusted EBITDA, both non-GAAP measures. The Company uses non-GAAP adjusted earnings and Adjusted EBITDA to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of engineered materials. EBITDA is a measure used by management to assess our operating performance and is calculated using income (loss) from continuing operations and excludes interest expense, interest income, income taxes, and depreciation and amortization. Adjusted EBITDA is calculated using EBITDA and further excludes certain items management considers to be unrelated to the Company’s core operations. Management and the Company’s Board of Directors use non-GAAP adjusted earnings and Adjusted EBITDA to evaluate the performance of the Company’s fundamental business in relation to prior periods and established business plans. For purposes of determining adjusted earnings and Adjusted EBITDA, the following items are excluded:
•Goodwill and other asset impairment charges. This adjustment represents non-cash charges recorded to reduce the carrying amount of certain long-lived assets of our Dresden, Germany facility and goodwill of our Composite Fibers and Spunlace reporting segments.
•Turnaround Strategy costs. This adjustment reflects costs incurred in connection with the Company's Turnaround Strategy initiated in 2022 under its new chief executive officer to drive operational and financial improvement. These costs are primarily related to professional services fees and employee separation costs.
•Russia/Ukraine conflict charges. This adjustment reflects reductions in reserves related to accounts receivable and inventory previously recorded related to the military conflict.
•Strategic initiatives. These adjustments primarily reflect professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions and related integrations.
•Tornado insurance deductible costs. This adjustment reflects the deductible on an insured loss to a leased Spunlace facility in Tennessee resulting from tornadoes in December 2023.

Glatfelter Reports Fourth Quarter 2023 Results	page 10
•Debt refinancing costs. Represents charges to write-off unamortized debt issuance costs in connection with the extinguishment of the Company’s €220.0 million Term Loan and IKB loans, as well as the amendment to the Company's credit facility. These costs also include an early repayment penalty related to the extinguishment of the IKB loans.
•Ober-Schmitten divestiture costs. This adjustment reflects the loss on sale of the Ober-Schmitten, Germany operations and professional and other costs directly associated with the sale, and previously anticipated closure, of the facility.
•CEO transition costs. This adjustment reflects costs related to consulting services provided by the former CEO.
•Corporate headquarters relocation. This adjustment reflects costs incurred in connection with the strategic relocation of the Company’s corporate headquarters to Charlotte, NC. The costs are primarily related to employee relocation costs and exit costs at the former corporate headquarters.
•Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of the Company, improve efficiencies or other objectives. Such actions may include asset rationalization, headcount reductions, or similar actions. These adjustments, which have occurred at various times in the past, are irregular in timing and relate to specific identified programs to reduce or optimize the cost structure of a particular operating segment or a corporate function.
•COVID-19 ERC recovery. This adjustment reflects the benefit recognized from employee retention credits claimed under the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) Act and the Taxpayer Certainty and Disaster Tax Relief Act of 2020 and professional services fees directly associated with claiming this benefit.
•Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows. These adjustments are irregular in timing and amount and may benefit our operating results.
Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings and Adjusted EBITDA do not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings and Adjusted EBITDA provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings and Adjusted EBITDA should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Adjusted EBITDA % is the calculation of Adjusted EBITDA divided by net sales.

Although the Company provides guidance for Adjusted EBITDA, it is not able to provide guidance for net income, the most directly comparable GAAP measure. Certain elements of the composition of net income, including income tax expense, are not predictable, making it impractical for us to provide guidance on net income or to reconcile our Adjusted EBITDA guidance to net income without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information regarding net income, which could be material to future results.

Glatfelter Reports Fourth Quarter 2023 Results	page 11

Calculation of Adjusted Free Cash Flow In thousands	Year ended December 31,
	2023	2022

Cash used by operations	$(25,616)	$(40,820)
Capital expenditures	(33,770)	(37,740)
Free cash flow	(59,386)	(78,560)
Adjustments:
Turnaround strategy costs	12,906	1,100
Strategic initiatives	2,059	1,427
Ober-Schmitten divestiture	2,712	—
Cost optimization actions	271	1,292
Restructuring charge - metallized operations	39	—
CEO transition costs	8,731	718
Corporate headquarters relocation	—	(303)
Fox River environmental matter	851	1,780
COVID-19 ERC recovery	(7,623)	—
Tax payments (refunds) on adjustments to adjusted earnings	(887)	2,506
Adjusted free cash flow	$(40,327)	$(70,040)

Net Debt In thousands	December 31, 2023	December 31, 2022

Short-term debt	$6,150	$11,422
Current portion of long-term debt	1,005	40,435
Long-term debt, net of current portion	853,163	793,252
Total	860,318	845,109
Less: Cash	(50,265)	(110,660)
Net Debt	$810,053	$734,449

Glatfelter Reports Fourth Quarter 2023 Results	page 12

Adjusted EBITDA	Three months ended December 31,		Year ended December 31,
In thousands	2023	2022	2023	2022

Net loss	$(8,666)	$(34,333)	$(79,053)	$(194,208)
Exclude: Loss from discontinued operations, net of tax	56	220	950	91
Add back: Taxes on continuing operations	(6,410)	(1,706)	7,011	(10,275)
Depreciation and amortization	15,853	16,242	63,247	66,724
Interest expense, net	17,171	9,273	63,253	32,799
EBITDA	18,004	(10,304)	55,408	(104,869)
Adjustments:
Goodwill and other asset impairment charges	—	30,666	—	190,556
Turnaround strategy costs	1,847	8,038	9,413	8,038
Russia/Ukraine conflict charges	(1,441)	(741)	(1,441)	3,207
Strategic initiatives	1,091	938	3,249	5,625
Ober-Schmitten divestiture	—	—	18,797	—
Tornado insurance deductible costs	5,000	—	5,000	—
Debt refinancing	—	—	59	—
CEO transition costs	—	239	579	4,831
Corporate headquarters relocation	—	8	—	351
Share-based compensation	592	794	2,797	831
Cost optimization actions	—	—	—	589
COVID-19 ERC recovery	—	(7,344)	41	(7,344)
Timberland sales and related costs	—	—	(1,305)	(2,962)
Adjusted EBITDA	$25,093	$22,294	$92,597	$98,853

Reconciliation of Operating Profit to EBITDA by Segment(1)	Three months ended December 31,
In thousands	2023	2022

Airlaid Materials
Operating profit	$8,371	$14,091
Add back: Depreciation & amortization	7,588	7,542
EBITDA	$15,959	$21,633

Composite Fibers
Operating profit	$7,054	$4,843
Add back: Depreciation & amortization	3,905	4,355
EBITDA	$10,959	$9,198

Spunlace
Operating profit (loss)	$2,322	$(1,238)
Add back: Depreciation & amortization	3,388	3,037
EBITDA	$5,710	$1,799
(1) For our segment results, segment EBITDA is reconciled to segment operating profit, which is the most comprehensive financial measure for our segments.

Glatfelter Reports Fourth Quarter 2023 Results	page 13

Adjusted Corporate Unallocated Expenses	Three months ended December 31,
In thousands	2023	2022

Other and unallocated operating loss	$(13,316)	$(40,615)
Adjustments:
Goodwill and other asset impairment charges	—	30,666
Turnaround strategy costs	1,724	8,038
Russia/Ukraine conflict charges	(1,441)	(741)
Strategic initiatives	1,091	938
Tornado insurance deductible costs	5,000	—
CEO transition costs	—	239
Corporate headquarters relocation	—	8
COVID-19 ERC recovery	—	(7,344)
Adjusted corporate unallocated expenses	$(6,942)	$(8,811)

Caution Concerning Forward-Looking Statements
Any statements included in this press release that pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements. The risks, uncertainties and other unpredictable or uncontrollable factors are described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”) in the Risk Factors section and under the heading “Forward-Looking Statements” in the Company’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials with a strong focus on innovation and sustainability. The Company’s high quality, technology-driven, innovative, and customizable nonwovens solutions can be found in products that are Enhancing Everyday Life®. These include personal care and hygiene products, food and beverage filtration, critical cleaning products, medical and personal protection, packaging products, as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s 2023 net sales were $1.4 billion. As of December 31, 2023, we employed approximately 2,920 employees worldwide. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with fifteen manufacturing sites located in the United States, Canada, Germany, the United Kingdom, France, Spain, and the Philippines. The Company has sales offices in all major geographies serving customers under the Glatfelter and Sontara® brands. Additional information about Glatfelter may be found at www.glatfelter.com.